Exhibit 99.1

Purchase, New York      Telephone: 914-253-2000      www.pepsico.com

Contacts:	Investor	Media
	Mike Nathenson	Jenny Schiavone
	Senior Vice President, Investor Relations	Director, Financial Communications
	914-253-3035	914-253-3941
	email: mike.nathenson@pepsi.com	email: jenny.schiavone@pepsico.com
PepsiCo Reports Third-Quarter 2008 Results
•	Net Revenue Growth of 11 Percent, Driven by Strong Performance in PepsiCo Americas Foods and PepsiCo International
•	Company Delivered $0.99 EPS; Excluding Commodity Mark-to-Market Impact, EPS was $1.06
•	Announces Productivity for Growth Initiative to Generate Pre-tax Savings of More Than $1.2 Billion Over the Next 3 Years; Majority of Savings to Be Invested in Brand Building, Long-Term R&D, Innovation and Growth Initiatives in Key Markets
•	Identifies Potential Foreign Exchange Impact to its Full-Year 2008 EPS Guidance
PURCHASE, N.Y. (Oct. 14, 2008) — PepsiCo, Inc. (NYSE: PEP) today reported third-quarter operating results of 11 percent net revenue growth and 6 percent core EPS growth, excluding mark-to-market losses on commodity positions and prior-year tax benefits.
Summary of PepsiCo Third-Quarter and Year-to-Date 2008 Results

	Quarter Alone	Year-to-Date
	% Growth	% Growth
Volume (Servings)	2	4
Net Revenue	11	13

Reported
Operating Profit	(4)	5
Division Operating Profit	4	7
Net Income	(10)	1
Earnings Per Share (EPS)	(6)	4

Core*
Operating Profit	3	7
Division Operating Profit	4	7
Net Income	2.5	5
Earnings Per Share (EPS)	6	8

*	excludes commodity mark-to-market impact included in corporate unallocated expenses and prior-year tax benefits.

PepsiCo Chairman and Chief Executive Officer, Indra Nooyi, said, “In the third quarter, our worldwide snacks and international beverage businesses performed well once again. We had solid top- and bottom-line results in the face of a challenging macro environment and the most difficult quarterly comparisons on commodity cost inputs. We were adversely impacted by continued weakness in the U.S. liquid refreshment beverage category, which resulted in disappointing performance in our domestic beverage business. We are taking important steps to revitalize our beverage portfolio.”
On its quarterly earnings call today, the company will discuss its Productivity for Growth initiative. Nooyi said, “While we can’t control the macro economic situation, we can enhance PepsiCo’s operating agility to respond to the changing environment. To do so, we are implementing a broad-based productivity program, which we expect will produce $1.2 billion in pre-tax savings over three years. The majority of the savings will be invested in our businesses. A primary focus will be restoring growth to our North American beverage business. At the same time, we will increase our investment in developing markets, make selective investments to continue growing our global snacks business and accelerate our global R&D initiatives to help secure our future innovation pipeline. We firmly believe that now is the time to invest in our future growth.”
Summary of Division Reported Third-Quarter and Year-to-Date 2008 Results

	Third-Quarter % Growth				Year-to-Date % Growth
				Div.				Div.
				Operating				Operating
	Volume		Revenue	Profit	Volume		Revenue	Profit
PAF	1		12	9	2		14	10
FLNA	1.5		9	6	2		8	6
QFNA	(9)		(5)	7	(2)		2	6
LAF	3		23	22	5		33	29

PAB	(2.5)		flat	(11)	(1.5)		2	(5)
PI	4/11	*	20	18	8/12	*	23	19
MEAA	9/10	*	22	18	12/10	*	25	20
UKEU	1/13	*	17	17	5/18	*	21	18

Total PepsiCo	2/3	*	11	4	3/4	*	13	7

*	snacks/beverages

The results at PepsiCo Americas Foods (PAF) reflected strong performance, despite difficult macro economic conditions and the toughest quarterly commodity price comparison versus the year-ago period. Revenue and profit grew 12 percent and 9 percent, respectively.
Frito-Lay North America (FLNA) produced solid results in the third quarter. Net revenue grew 9 percent, driven by strong performance across all FLNA mega-brands including double-digit growth at Tostitos, Ruffles and Cheetos and high-single-digit growth in trademark Lay’s and Doritos. FLNA revenue grew across all retail channels. Single-serve and multi-pack snack offerings performed well and merchandising efforts drove double-digit revenue growth in dips. Operating profit grew 6 percent, driven by net revenue growth and partially offset by commodity costs, including cooking oil and fuel.
The business unit’s strong snack brands enabled 1.5 percent volume growth even as net price increases to offset inflation were realized from weight-outs and visual pricing. FLNA has fully realized its pricing initiatives for the year — and, as in previous years, it will take judicious pricing in the fourth quarter to prepare for 2009.
At Quaker Foods North America (QFNA) volume declined 9 percent and revenue was down 5 percent, due to the July flood at Quaker’s major manufacturing facility in Cedar Rapids. Despite volume and revenue declines, operating profit grew 7 percent, largely due to a business disruption insurance payment received in the third quarter. The company expects production to be almost fully normalized in the fourth quarter.
At Latin America Foods (LAF) revenue and operating profit increased 23 percent and 22 percent, respectively, despite higher commodity costs. Revenue growth was driven by broad-based pricing actions at key businesses Sabritas and Gamesa in Mexico. Volume grew 3 percent, largely driven by the Lucky acquisition in Brazil. Low-single-digit volume growth at Gamesa, driven by innovation and increased distribution, was offset by a mid-single-digit decline at Sabritas, attributable to weight-outs. An insurance recovery resulting from asset replacements following a 2007 fire at a snack plant in Brazil, generated gains that contributed 8 percentage points to operating profit growth. Foreign exchange and acquisitions added 12 percentage points to revenue and operating profit growth.
PepsiCo Americas Beverages (PAB) In North America, the economic slowdown continues to pressure the liquid refreshment beverage category (LRB). In the third quarter, the LRB category was down 3 percent in measured channels, reflecting a decline across the two largest channels, grocery and convenience, and a decline in unflavored water. In this environment, PAB volume decreased 2.5 percent during the quarter, reflecting a 4 percent decrease in North America partially offset by an increase at Latin America Beverages. Net revenue was flat for the quarter and operating profit declined 11 percent, largely due to higher input costs, particularly higher fuel costs, and expenses associated with the implementation of information technology initiatives.
North American carbonated soft drink (CSD) volume declined 3 percent due to category softness. Trademark Mountain Dew volume grew low-single-digits, partially offsetting a mid-single-digit decline in our other CSD brands. In non-carbonated beverages, volume was down 5 percent, reflecting double-digit declines in unflavored water and Propel. Despite a low-single-digit volume decline, trademark Gatorade gained 1.4 points of share in the sports drink category. The North American energy drinks portfolio continued to perform well, moving into the number 3 spot in measured channels led by strong growth in AMP energy drink and Starbucks Energy Coffee. Tropicana Chilled Juices grew mid-single-digits, while SoBe Life Water continues to build trial and repeat purchase on strengthened consumer awareness and broader distribution.

The company’s Latin America Beverage business continues to produce strong top- and bottom-line growth. CSDs grew at a low-single-digit rate and non-carbonated beverages grew at a double-digit rate.
PepsiCo International (PI) again delivered strong performance while lapping 20 percent revenue growth in the prior year period. PI’s diverse brand portfolio continued to enjoy growing demand across most markets outside the Americas, despite pricing actions across the board to cover commodity inflation. Revenue grew 20 percent while operating profit grew 18 percent.
In the Middle East/Africa/Asia (MEAA) segment, snack volume growth of 9 percent was broad based, led by double-digit growth in the Middle East, China, and India. The snacks business in Turkey grew high-single-digits, while Australia experienced a low-single-digit decline, primarily due to increased pricing.
Beverage volume increased 10 percent, driven by mid-teens growth in China and in the Middle East, and high-single-digit growth in India. Growth was slightly offset by a low-single-digit decline in Pakistan, reflecting a challenging environment, and by a high-single-digit decline in Turkey.
Revenue grew 22 percent and operating profit was up 18 percent. Foreign exchange and acquisitions contributed 5 percentage points to revenue growth and 4 percentage points to operating profit growth.
The UK/Europe (UKEU) segment performed well despite significant commodity cost inflation, macro economic challenges, and unseasonably cool weather during the summer months. Amidst these conditions, snack volume was largely in line with expectations given pricing across the category to address inflationary pressures. Due to a reporting calendar change in Iberia that excluded about three weeks of performance compared with the third quarter a year ago, snack volume grew 1 percent. Looking at the third quarter on a comparable reporting period basis, snack volume would have grown 4 percent.
In the UK, low-single-digit growth at Walkers reflected the success of the value-added “Walkers’ Brit Trips” promotion and solid pricing execution and cost control to offset significant commodity input costs. Strong top-line growth in the rest of Europe was led by high-teens snack growth in Russia and by mid-single-digit snack growth in the Netherlands.
In beverages, 13 percent volume growth primarily reflects the acquisition of Sandora and the expansion of the Pepsi Lipton International joint venture, which together contributed 14 percentage points of growth. Additionally, UK volume grew mid-single-digits and volume in Poland grew double-digits. This growth was offset by a high-single-digit decline in Russia and a low-single-digit decline in Western Europe, driven by pricing, weather and general category softness.
Revenue and operating profit each grew 17 percent. The reporting period change in Iberia decreased revenue and operating profit by about 3 percentage points. Foreign exchange and acquisitions contributed 12 percentage points to revenue growth and 14 points to operating profit growth. UKEU closed on its Marbo acquisition in Serbia and its Lebedyansky acquisition in Russia at the end of the third quarter. Financial results for these acquisitions will be reflected in PepsiCo’s income statement beginning in the fourth quarter of 2008.
Corporate Unallocated
For the quarter, mark-to-market losses on commodity hedges increased by $147 million ($176 million compared with $29 million in the comparable period a year ago). The company enters into commodity hedges to manage its cost structure and pricing in a volatile inflationary environment. Other corporate unallocated costs increased $19 million compared to last year, primarily reflecting higher investments in R&D and the company’s global SAP implementation. Net interest expense increased $23 million.
For the third quarter, PepsiCo’s reported tax rate was 25.9 percent. Last year, the company’s reported tax rate for the comparable period was 22.3 percent, primarily due to a $115 million one-time tax benefit related to the favorable resolution of certain foreign tax matters. The tax rate excluding this benefit in the year-ago period was 27.4 percent. The company expects a full-year tax rate of approximately 27 percent.
Last quarter, the company announced its intent to repurchase at least $5.3 billion of its shares in 2008, subject to market conditions. As of the end of the third quarter, the company had spent $4.2 billion repurchasing its shares in 2008. Since maintaining financial flexibility is critical in the current environment, any additional share repurchases during the balance of the year will depend upon the company’s assessment of market conditions.
For PepsiCo, foreign exchange added 3 percentage points to revenue growth and 2 percentage points to operating profit growth. Acquisitions accounted for 1 percentage point of both revenue growth and operating profit growth.
Productivity for Growth
The company expects its productivity program will produce pre-tax savings of more than $1.2 billion over the next 3 years with $350 million — $400 million of cost savings flowing through in 2009. The program includes actions in all segments of the business that the company believes will simplify the organization for more effective and timely decision-making; increase cost competitiveness across the supply chain; and upgrade and streamline the product portfolio. Globally, approximately 3,300 positions will be eliminated in connection with the productivity program, of which about 40 percent relate to the closing of up to six plants and other capacity rationalization actions, which will be announced by the end of the year. As a result of the program, the company expects to incur a pre-tax charge of approximately $550 million — $600 million in the fourth quarter of 2008, comprised of: approximately $275 million of severance and other employee-related costs; approximately $200 million for asset impairments (substantially all non-cash) resulting from plant closures and related actions; and approximately $100 million for other costs. The company expects that approximately $325 million — $375 million of this charge will result in cash expenditures during the fourth quarter of 2008 and into 2009. The company currently expects to complete the productivity program during the first quarter of 2009.

Guidance
PepsiCo Full-Year 2008 Guidance

2008
EPS*	$3.41-$3.44
Productivity for Growth Costs	($0.26)-($0.24)
Core EPS**	$3.67-$3.68

*	At current exchange rates, excluding commodity mark-to-market impact

**	At current exchange rates, excluding commodity mark-to-market impact and Productivity for Growth costs
The company expects that the recent surge in the U.S. dollar will likely have an adverse impact on fourth-quarter earnings. At current rates, the incremental impact would be about $0.04-$0.05 per share. As a result, the company would expect to report full-year core 2008 earnings per share in the range of $3.67 — $3.68 (excluding any commodity mark-to-market impact and Productivity for Growth costs), versus our prior EPS guidance of $3.72. The company expects full-year 2008 performance of 3 percent to 5 percent volume growth and low-double-digit net revenue growth (including acquisitions and foreign exchange). The company has revised its 2008 guidance with respect to cash provided by operating activities to be approximately $7.3 billion and capital spending to be approximately $2.5 billion, excluding Productivity for Growth costs.
Due to the unpredictability of future changes in commodity prices, the company is not able to provide guidance on 2008 projected EPS including the impact of mark-to-market gains/losses on commodity hedges.
Regarding guidance beyond 2008, Nooyi commented, “We are confident in the fundamentals of our business and the benefits we will derive from our Productivity for Growth initiatives. Given the macro economic turbulence and volatility in the currency markets, it is not feasible at this time to provide precise earnings guidance beyond fiscal year 2008.” Consistent with prior practice, the company intends to provide 2009 guidance when it reports its fourth-quarter results.
About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2007 annual revenues of more than $39 billion. The company employs approximately 185,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2008 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-

looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; our ability to maintain our reputation; our ability to build and sustain our information technology infrastructure, successfully implement our business process transformation initiative or outsource certain functions effectively; fluctuations in the cost and availability of raw materials; our ability to compete effectively; disruption of our supply chain; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; changes in the legal or regulatory environment; our ability to hire or retain key employees; unfavorable economic, environmental or political conditions in the countries where we operate; market risks arising from changes in commodity prices, foreign exchange rates and interest rates; and risks that benefits from our Productivity for Growth Initiative may not be achieved or may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss third-quarter 2008 results and the outlook for the full-year 2008. For details, visit the company’s website at www.pepsico.com, under “Financial Press Releases” in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the company’s website in the “Investors” section at www.pepsico.com.
Definitions
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Mark-to-market gain or loss or impact. The change in market value for commodity contracts, that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Division Operating Profit. The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
###

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/6/08	9/8/07	9/6/08	9/8/07
Net Revenue	$11,244	$10,171	$30,522	$27,128

Costs and Expenses
Cost of sales	5,268	4,627	14,180	12,254
Selling, general and administrative expenses	3,979	3,467	10,577	9,397
Amortization of intangible assets	13	15	43	37

Operating Profit	1,984	2,062	5,722	5,440

Bottling Equity Income	201	218	439	465
Interest Expense	(73)	(57)	(205)	(153)
Interest Income	14	21	53	82

Income before Income Taxes	2,126	2,244	6,009	5,834

Provision for Income Taxes	550	501	1,586	1,438

Net Income	$1,576	$1,743	$4,423	$4,396

Diluted
Net Income Per Common Share	$0.99	$1.06	$2.74	$2.64
Average Shares Outstanding	1,593	1,651	1,612	1,663

A – 1

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/6/08	9/8/07	9/6/08	9/8/07
Net Revenue

Frito-Lay North America	$3,057	$2,800	$8,737	$8,076
Quaker Foods North America	391	411	1,292	1,264
Latin America Foods	1,544	1,252	4,038	3,041

PepsiCo Americas Foods	4,992	4,463	14,067	12,381

PepsiCo Americas Beverages	2,923	2,926	8,163	8,001

United Kingdom & Europe	1,783	1,519	4,421	3,655
Middle East, Africa & Asia	1,546	1,263	3,871	3,091

PepsiCo International	3,329	2,782	8,292	6,746

Total Net Revenue	$11,244	$10,171	$30,522	$27,128

Operating Profit

Frito-Lay North America	$785	$742	$2,153	$2,034
Quaker Foods North America	134	126	422	399
Latin America Foods	225	185	646	501

PepsiCo Americas Foods	1,144	1,053	3,221	2,934

PepsiCo Americas Beverages	662	741	1,847	1,943

United Kingdom & Europe	279	238	643	544
Middle East, Africa & Asia	227	192	599	498

PepsiCo International	506	430	1,242	1,042

Division Operating Profit	2,312	2,224	6,310	5,919

Corporate — Impact of Mark-to-Market on Commodity Hedges	(176)	(29)	(119)	—
Corporate — Other	(152)	(133)	(469)	(479)

Corporate Unallocated	(328)	(162)	(588)	(479)

Total Operating Profit	$1,984	$2,062	$5,722	$5,440

A – 2

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions, unaudited)

	36 Weeks Ended
	9/6/08	9/8/07
Operating Activities
Net income	$4,423	$4,396
Depreciation and amortization	1,055	948
Stock-based compensation expense	169	182
Excess tax benefits from share-based payment arrangements	(83)	(118)
Pension and retiree medical plan contributions	(132)	(155)
Pension and retiree medical plan expenses	318	362
Bottling equity income, net of dividends	(372)	(398)
Deferred income taxes and other tax charges and credits	275	(3)
Change in accounts and notes receivable	(1,166)	(844)
Change in inventories	(362)	(244)
Change in prepaid expenses and other current assets	(49)	51
Change in accounts payable and other current liabilities	188	324
Change in income taxes payable	566	830
Other, net	(172)	(161)

Net Cash Provided by Operating Activities	4,658	5,170

Investing Activities
Capital spending	(1,399)	(1,260)
Sales of property, plant and equipment	85	23
Proceeds from finance assets	—	3
Acquisitions and investments in noncontrolled affiliates	(1,707)	(988)
Cash restricted for pending acquisitions	(297)	—
Cash proceeds from sale of The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc. (PAS) stock	342	296
Short-term investments, net	1,200	(23)

Net Cash Used for Investing Activities	(1,776)	(1,949)

Financing Activities
Proceeds from issuances of long-term debt	1,733	1,005
Payments of long-term debt	(488)	(542)
Short-term borrowings, net	2,002	(402)
Cash dividends paid	(1,879)	(1,598)
Share repurchases — common	(4,197)	(3,123)
Share repurchases — preferred	(4)	(8)
Proceeds from exercises of stock options	495	666
Excess tax benefits from share-based payment arrangements	83	118

Net Cash Used for Financing Activities	(2,255)	(3,884)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(20)	47

Net Increase/(Decrease) in Cash and Cash Equivalents	607	(616)
Cash and Cash Equivalents — Beginning of year	910	1,651

Cash and Cash Equivalents — End of period	$1,517	$1,035

A – 3

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	9/6/08	12/29/07
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,517	$910
Short-term investments	342	1,571

Accounts and notes receivable, net	5,752	4,389

Inventories
Raw materials	1,314	1,056
Work-in-process	269	157
Finished goods	1,221	1,077

	2,804	2,290

Prepaid expenses and other current assets	939	991

Total Current Assets	11,354	10,151

Property, plant and equipment, net	11,992	11,228
Amortizable intangible assets, net	815	796

Goodwill	5,370	5,169
Other nonamortizable intangible assets	1,301	1,248

Nonamortizable Intangible Assets	6,671	6,417

Investments in noncontrolled affiliates	4,611	4,354
Other assets	3,015	1,682

Total Assets	$38,458	$34,628

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$1,203	$—
Accounts payable and other current liabilities	8,011	7,602
Income taxes payable	507	151

Total Current Liabilities	9,721	7,753

Long-term debt obligations	6,537	4,203
Other liabilities	5,432	4,792
Deferred income taxes	716	646

Total Liabilities	22,406	17,394

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(136)	(132)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	342	450
Retained earnings	30,581	28,184
Accumulated other comprehensive loss	(945)	(952)

	30,008	27,712
Less: Repurchased common stock	(13,861)	(10,387)

Total Common Shareholders’ Equity	16,147	17,325

Total Liabilities and Shareholders’ Equity	$38,458	$34,628

A – 4

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/6/08	9/8/07	9/6/08	9/8/07
Beginning Net Shares Outstanding	1,572	1,621	1,605	1,639
Options Exercised/Restricted Stock Units Converted	4	6	14	19
Shares Repurchased	(19)	(17)	(62)	(48)

Ending Net Shares Outstanding	1,557	1,610	1,557	1,610

Weighted Average Basic	1,564	1,615	1,582	1,627
Dilutive Securities:
Options	24	30	25	30
Restricted Stock Units	4	4	4	4
ESOP Convertible Preferred Stock/Other	1	2	1	2

Weighted Average Diluted	1,593	1,651	1,612	1,663

Average Share Price for the Period	$67.14	$66.93	$69.23	$65.73
Growth Versus Prior Year	—%	7%	5%	9%

Options Outstanding	108	119	111	126
Options in the Money	96	119	107	122
Dilutive Shares from Options	24	30	25	30
Dilutive Shares from Options as a % of Options in the Money	25%	25%	24%	25%

Average Exercise Price of Options in the Money	$47.89	$46.84	$49.26	$45.92

Restricted Stock Units Outstanding	6	7	7	8
Dilutive Shares from Restricted Stock Units	4	4	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$63.27	$58.50	$63.12	$58.46

*	Weighted-average intrinsic value at grant date

A – 5

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
In the 12 and 36 weeks ended September 6, 2008, we recognized $176 million and $119 million, respectively, of mark-to-market net losses on commodity hedges in corporate unallocated expenses. In the 12 weeks ended September 8, 2007, we recognized $29 million of mark-to-market net losses on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
As a result of our Productivity for Growth program approved in the fourth quarter of 2008, we expect to incur a pre-tax charge of approximately $550 million — $600 million comprised of severance and other employee-related costs, asset impairments and other costs. We are not able to provide guidance on the expected full-year 2008 cash provided by operating activities or our expected full-year 2008 capital spending, including expenditures associated with the Productivity for Growth initiative, due to the uncertain timing of cash expenditures associated with this program. Therefore, we are unable to provide a reconciliation of our expected full-year 2008 cash provided by operating activities or our expected full-year 2008 capital spending, including cash expenditures associated with this program.
In the third quarter of 2007, we recognized $115 million of non-cash tax benefits related to the favorable resolution of certain foreign tax matters.
We are not able to predict our 2008 projected full-year diluted EPS including the impact of the mark-to-market gains or losses on commodity hedges due to the unpredictability of future changes in commodity prices. Therefore, we are unable to provide a reconciliation of our 2008 projected full-year diluted EPS including the impact of mark-to-market net losses or gains on commodity hedges recognized in corporate unallocated expenses.
The financial measures listed below are not measures defined by generally accepted accounting principles (GAAP). However, we believe investors should consider these measures as they are more indicative of our ongoing performance and how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our third quarter results:
•	Our 2008 and 2007 division operating profit, and our 2008 division operating profit growth;

•	Our 2008 operating profit growth excluding the impact of mark-to-market net losses on commodity hedges recorded in corporate unallocated expenses;

•	Our 2007 effective tax rate without the impact of the tax benefits;

•	Our 2008 net income growth excluding the impact of mark-to-market net losses on commodity hedges recognized in corporate unallocated expenses and the impact of the tax benefits; and

•	Our 2008 diluted EPS excluding the impact of mark-to-market net losses on commodity hedges recognized in corporate unallocated expenses, our 2007 diluted EPS excluding the impact of mark-to-market net losses on commodity hedges recognized in corporate unallocated expenses and the impact of the tax benefits, and our 2008 diluted EPS growth without the impact of the aforementioned items.

A – 6

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Operating Profit Growth Reconciliation

	12 Weeks	36 Weeks
	Ended	Ended
	9/6/08	9/6/08
Division Operating Profit Growth	4%	7%
Impact of Corporate Unallocated	(8)	(1)

Total Operating Profit Growth	(4)%	5%*

*	Does not sum due to rounding.

	12 Weeks	36 Weeks
	Ended	Ended
	9/6/08	9/6/08
Total Operating Profit Growth	(4)%	5%
Impact of Mark-to-Market Net Losses on Commodity Hedges	7	2

Total Operating Profit Growth Excluding above Item	3%	7%

Net Income Growth Reconciliation

	12 Weeks	36 Weeks
	Ended	Ended
	9/6/08	9/6/08
Net Income Growth	(10)%	1%
Impact of Mark-to-Market Net Losses on Commodity Hedges	5	2
Impact of Tax Benefits	7	3

Net Income Growth Excluding above Items	2.5%*	5%*

*	Does not sum due to rounding.
Effective Tax Rate Reconciliation

12 Weeks
Ended
9/8/07
Reported Effective Tax Rate	22.3%
Impact of Tax Benefits	5.1

Effective Tax Rate Excluding above Item	27.4%

Diluted EPS Reconciliation

	12 Weeks	12 Weeks
	Ended	Ended
	9/6/08	9/8/07	Growth
Reported Diluted EPS	$0.99	$1.06	(6)%
Mark-to-Market Net Losses on Commodity Hedges	0.07	0.01
Tax Benefits	—	(0.07)

Diluted EPS Excluding above Items	$1.06	$1.00	6%

Diluted EPS Reconciliation

	36 Weeks	36 Weeks
	Ended	Ended
	9/6/08	9/8/07	Growth
Reported Diluted EPS	$2.74	$2.64	4%
Mark-to-Market Net Losses on Commodity Hedges	0.05	—
Tax Benefits	—	(0.07)

Diluted EPS Excluding above Items	$2.79	$2.57	8%

A – 7